Exhibit 99.1
Web site address: www.WellsREITii.com
WELLS REAL ESTATE INVESTMENT TRUST II, INC.
FINANCIAL UPDATE FOR THE
THREE MONTHS ENDED MARCH 31, 2011

Wells Real Estate Investment Trust II, Inc. (the “Company”) filed its first quarter Form 10-Q with the Securities and Exchange Commission (“SEC”) today. Below, management has highlighted key points of interest related to the Company's first quarter 2011 operations and recent transactions. For full context, please consider these points of interest with respect to important background information and additional detail provided in the above-referenced Form 10-Q filing, which is accessible via this link: http://www.sec.gov/Archives/edgar/data/1252849/000125284911000016/0001252849-11-000016-index.htm. Please also refer to the Company's other documents that have been filed with or furnished to the SEC.

Operations
Adjusted Funds from Operations, or AFFO, (see definition on p. 3) is $67.8 million for the three months ended March 31, 2011, as compared to $59.4 million for the three months ended March 31, 2010.

Stockholder Distributions
After careful consideration, our board of directors elected to reduce the quarterly stockholder distribution rate from $0.15 per share (a 6.0% annualized yield on a $10.00 original share price) to $0.125 per share (a 5.0% annualized yield on a $10.00 original share price) beginning with the first quarter of 2011. The Company paid total distributions to stockholders, including those reinvested in additional shares of its common stock, of $67.5 million for the three months ended March 31, 2011 and $75.5 million for the three months ended March 31, 2010. Current-period AFFO of $67.8 million exceeded distributions to stockholders for the period of $67.5 million. During the three months ended March 31, 2010, $59.4 million of such distributions was funded with current-period AFFO and $16.1 million was funded with prior-period accumulated AFFO.

Portfolio Overview
As of March 31, 2011, the Company owned controlling interests in 71 office properties and one hotel, which include 94 operational buildings. These properties are composed of approximately 22.8 million square feet of commercial space located in 23 states, the District of Columbia, and Moscow, Russia. Of these properties, 70 are wholly owned and two are owned through a consolidated joint venture. As of March 31, 2011, the office properties were approximately 94.6% leased.

Acquisition
On March 7, 2011, the Company purchased the Market Square Buildings, which are comprised of approximately 680,000 square feet and located in Washington, D.C, for approximately $603.4 million, net of closing costs and adjustments. At acquisition, the buildings were 96.2% leased to 41 tenants with a weighted-average remaining lease term of 5.2 years. The Company funded this acquisition through a combination of draws on its revolving line of credit, proceeds obtained from a newly originated bridge loan with JPMorgan Chase bank (see Financing section for details) and cash on hand.

Financing
On March 7, 2011, we executed a $300.0 million bridge loan with JPMorgan Chase bank to finance a portion of the purchase price of the Market Square Buildings and related acquisition costs. This loan matures in six months, and incurs interest based on, at our option, (i) LIBOR, as defined, plus a margin of 2.25%, or (ii) the applicable base rate, as defined, plus a margin of 1.25%. Should any unpaid principal remain outstanding on the JPMorgan Chase Bridge Facility as of June 5, 2011, Wells REIT II would incur an additional duration fee equal to 0.25% of the principal outstanding on the JPMorgan Chase Bridge Facility at that time.

As of March 31, 2011, the Company's debt-to-gross-real-estate asset ratio was approximately 25.2%.

Private Bond Offering
On April 4, 2011, the Company sold $250.0 million aggregate principal amount of 5.875% unsecured senior notes due in 2018 at 99.295 percent of their face value in a private bond offering. Two ratings agencies have assigned investment-grade ratings to these senior notes. The Company received proceeds from this private bond offering, net of fees, of $246.7 million, all of which were used to reduce amounts outstanding on the JP Morgan Chase bridge loan.

Reconciliation of the Company's GAAP-basis net income, as presented in its most recent report on Form 10-K, to Funds from Operations (“FFO”), as defined by NAREIT, and to AFFO, as defined on the next page, are provided below:

Wells Real Estate Investment Trust II, Inc.
Reconciliations of FFO and AFFO
(unaudited, and in thousands)

	Three months ended
	March 31,
	2011	2010
Reconciliation of Net Income to Funds From Operations and Adjusted Funds From Operations:
Net income (loss)	$2,415	$2,527
Adjustments:
Depreciation of real estate assets	28,118	23,579
Amortization of lease-related costs	30,392	29,229
Total Funds From Operations adjustments	58,510	52,808
Funds From Operations	60,925	55,335

Other Noncash Adjustments Excluded from Net Cash Provided by Operating Activities (as presented in the GAAP Statements of Cash Flows):
Additional amortization of lease assets (liabilities)	1,791	1,558
Straight-line rental income	(1,092)	(828)
(Gain) loss on interest rate swaps	(2,554)	2,534
Re-measurement loss on foreign currency	—	76
Noncash interest expense	5,356	4,608
Total other noncash adjustments	3,501	7,948

Changes in assets and liabilities	(6,666)	(7,224)
Net Cash Provided by Operating Activities	57,760	56,059

Real estate acquisition-related costs	10,026	3,390
Adjusted Funds From Operations	$67,786	$59,449

Wells Real Estate Investment Trust II, Inc.
Definitions

Please find below definitions for the non-GAAP financial measures provided above and explanations for the reasons why management believes that these measures provide useful information concerning the Company's operating performance and sources of liquidity. For additional information, please refer to the Company's most recent annual report on Form 10-K as well as other documents filed with or furnished to the SEC.

Funds From Operations
Funds from Operations (“FFO”) is a non-GAAP financial measure considered by some equity REIT's in evaluating operating performance. The Company believes that FFO, as defined by NAREIT, has diverged from how the Company measures real estate operations considerably in recent years. Changes in the accounting and reporting rules under GAAP that were put into effect after the establishment of NAREIT's definition of FFO in 1999 have prompted a significant increase in the magnitude of non-cash and non-operating items included in the Company's FFO, as defined. Such non-cash and non-operating items include acquisition expenses, market value adjustments to interest rate swaps that do not qualify for hedge accounting treatment, amortization of certain in-place lease intangible assets and liabilities, and gains or losses on early extinguishments of debt, among others. Further, cash flows generated from FFO may be used to fund certain capitalizable items that are excluded from FFO, such as tenant improvements, building improvements, deferred lease costs, and capitalized interest.

Adjusted Funds From Operations
For the reasons explained above, in addition to presenting FFO as defined by NAREIT, the Company also presents FFO, adjusted to exclude (i) the non-cash items that are removed from net income (loss) to arrive at net cash provided by operating activities as presented in the Company's GAAP-basis consolidated statements of cash flows, and (ii) expenses related to real estate acquisitions (“AFFO”). Because acquisition expenses are incurred for investment purposes (i.e. to promote the appreciation in value and generation of future earnings over the long term) and are funded with cash generated from the sale of common stock in the Company's public offerings rather than from cash generated from operations, the Company believes that the consideration of such acquisition expenses allows for a more informed and appropriate basis on which to evaluate its operations and to make decisions regarding distributions to its stockholders.